Exhibit 99.1

Calavo Growers, Inc. Announces First Quarter 2022 Financial Results

SANTA PAULA, Calif., March 14, 2022—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the first quarter ended January 31, 2022.

First Quarter Financial Overview

●	Total revenue of $274.1 million, a 24% increase from the year-ago quarter.
●	Fresh segment revenue increased 41% year-over-year to $162.6 million, and Renaissance Food Group (RFG) and Foods segments revenues increased 6% and 4% year-over-year, respectively.
●	Gross profit of $13.2 million, or 4.8% of revenue, compared to $17.8 million, or 8.1% of revenue, for the year-ago quarter.
●	Net loss of $(4.0) million, or $(0.23) per diluted share, compared to net income of $5.3 million, or $0.30 per diluted share, for the same period last year.
●	Adjusted net loss was $(0.4) million, or $(0.02) per diluted share, compared to adjusted net income of $3.0 million, or $0.17 per diluted share last year.
●	Adjusted EBITDA of $4.7 million, or $0.27 per diluted share compared to $9.4 million, or $0.53 per diluted share for the same period last year.

Adjusted net income (loss) and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

First Quarter Highlights

●	Showed sequential improvement in the first quarter of 2022 over the fourth quarter of 2021:
o	Gross profit improved by $4.1 million;
o	Net loss improved by $9.0 million, or $0.50 per diluted share;
o	Adjusted EBITDA improved by $3.3 million.
●	Maintained focus on Project Uno, a profit improvement project, making progress on pricing initiatives, SKU rationalization, unified procurement, consolidating freight and administrative functions across all business units.
●	Appointed Brian W. Kocher as Calavo’s President and Chief Executive Officer.
●	Named former interim CEO Steven Hollister as Chairman of the Board of Directors.

Calavo Growers, Inc.

Management Commentary

“I want to thank interim CEO Steve Hollister and the Calavo team for getting the company back on course following the challenges created by the COVID-19 pandemic,” said Brian W. Kocher, President and Chief Executive Officer of Calavo Growers, Inc. “While we still have considerable progress to make, we are showing sequential improvement quarter to quarter in revenue, gross margin and EBITDA, and these trends are continuing into the second quarter.

“As Calavo’s new President and CEO, I am encouraged by how our team has embraced the profit improvement steps that are underway with Project Uno. We are working with our customers not only on pricing but also on ensuring they have the right product mix, which is supporting our continued efforts in SKU rationalization. Calavo also for the first time has taken a consolidated view to its freight programs and is finding substantial savings as we implement the new carrier agreements. We have adopted e-procurement practices across all our facilities, initiated labor productivity projects and have begun integrating human resources, and back-office functions to improve efficiency. These efforts bring dollars to the bottom line that we will see in our results going forward.

“I’m a veteran of the produce industry, and I’ve known for many years that Calavo is a great company and a great business. We have healthy, sustainable, convenient products that are popular with consumers and provide a great value. We have steadily improved our performance from Q3 to Q4 to Q1, and we are focused on continuing that improvement going forward. We have strong customer relationships, and we want to supply them with relevant products for their consumers so our businesses will grow and thrive together. If our customers win, we win, and we will be positioned for growth for decades into the future.”

First Quarter 2022 Consolidated Financial Review

Total revenue for the first quarter 2022 was $274.1 million, compared to $220.6 million for the first quarter 2021, an increase of 24%. Fresh segment sales increased 41%, and the RFG and Foods business segments generated sales growth of 6% and 4%, respectively. The average selling price of avocados in the Company’s Fresh segment was higher by 64% while volumes were 12% lower than the prior-year period due to lower available supplies.

Gross profit for the first quarter was $13.2 million, or 4.8% of revenue, compared to $17.8 million, or 8.1% of revenue, for the same period last year. The decrease in gross profit margin reflected inflationary pressures on labor, raw materials and freight combined with supply constrained volume declines and adverse foreign currency impacts in the Fresh segment.

Selling, general and administrative (SG&A) expenses for the first quarter totaled $15.3 million, or 5.6% of revenue, compared to $14.2 million, or 6.4% of revenue, for the same period last year. The year-over-year increase in SG&A expenses primarily was related to increases in outside consulting services related to restructuring efforts and investment in key personnel to advance Project Uno.

Calavo Growers, Inc.

Net loss for the first quarter was $(4.0) million, or $(0.23) per share. This compares with net income of $5.3 million, or $0.30 per diluted share, for the same period last year.

Adjusted net loss was $(0.4) million, or $(0.02) per share, for the first quarter, compared to adjusted net income of $3.0 million, or $0.17 per diluted share, for the same period last year.

Adjusted EBITDA was $4.7 million for the first quarter of 2022, compared to $9.4 million for the same period last year.

Balance Sheet and Liquidity

The Company ended the quarter with $70.8 million of total debt, which included $64.0 million of borrowings under its line of credit and $6.8 million of long-term obligations and finance leases. Cash and cash equivalents (unrestricted) totaled $7.8 million as of January 31, 2022.

Subsequent to quarter-end, the Company reached an agreement with its lenders to amend the existing revolving credit facility, which among other things reduces the total capacity of the facility to $80.0 million. Under the new terms of the facility, total liquidity at quarter-end was approximately $21.3 million on a pro forma basis, including unrestricted cash and borrowings under the facility, which we believe is sufficient for our working capital needs and investment plans as we continue the implementation of Project Uno and drive performance improvements across the business.

First Quarter Business Segment Performance

Fresh

First quarter 2022 sales in Calavo’s Fresh business segment were $162.6 million, up from $115.5 million for the same period last year. Avocado prices were 64% higher year-over-year, partially offset by 12% lower volume due to lower available market supply. Fresh segment gross profit for the first quarter of 2022 was $11.7 million, or 7.2% of segment sales, compared to $13.1 million, or 11.4% of segment sales, for the same period last year. The decrease in gross profit was primarily driven by a $1.6 million foreign exchange impact. Excluding foreign exchange, gross profit improved.

Renaissance Food Group (RFG)

RFG business segment sales in the first quarter of 2022 were $95.8 million, up 6% from $90.3 million in the same period last year reflecting price increases and favorable product mix, partially offset by a slight volume decrease year-over-year. Segment gross profit was a loss of $652,000, down from a loss of $23,000 for the same period last year. RFG results were negatively impacted by costs associated with the consolidation of our Jacksonville, Florida facility into our Georgia facility. Excluding those costs, RFG would have delivered year-over-year gross profit growth. Gross margin also was adversely affected by market-wide factors such as higher labor, material and freight costs. We have begun implementing price increases, SKU rationalization, labor productivity initiatives and freight consolidation to offset these increased costs.

Calavo Growers, Inc.

Foods

Sales in the Foods segment totaled $17.1 million for the first quarter 2022, 4% higher than $16.5 million in the same period last year due to improved foodservice demand. Segment gross profit totaled $2.2 million, or 12.9% of sales, for the first quarter, compared to $4.7 million, or 28.7% of sales, for the same period last year. The decrease in gross profit for the first quarter was mainly due to year-over-year increases in fruit and labor costs. We have been implementing price increases, raw product sourcing initiatives, labor productivity projects and freight consolidation to offset these increased costs and should see results from these efforts in coming quarters.

Outlook

Demand for fresh, healthy and convenient products remains strong even as industry-wide inflationary pressures on raw materials, freight, packaging and labor costs persist. We have and will continue to implement pricing and operational initiatives to offset these items, and we are seeing quarter to quarter sequential improvement in profitability. We are optimistic that we will see ongoing profit improvement from our efforts.

Non-GAAP Financial Measures

This press release includes non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income and the related measure of adjusted diluted EPS exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net

Calavo Growers, Inc.

income (loss) attributable to Calavo Growers, Inc. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted Net Income.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items are identified in the notes to the reconciliations in the financial tables that accompany this release.

Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Conference Call and Webcast

Calavo will host a conference call, today at 5:00 pm ET/2:00 pm PT to discuss its financial results. The conference call may be accessed by dialing 877-407-3982 (domestic) or 201-493-6780 (international) with conference ID: 13727810. A live audio webcast of the call also will be available on the Investor Relations section of Calavo’s website at http://ir.calavo.com and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as "anticipates," "estimates," "expects," "projects,"

Calavo Growers, Inc.

"intends," "plans" and "believes," among others, generally identify forward-looking statements. Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products, impact on our food service customers, increased costs, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; our ability to raise prices, particularly in our RFG and Foods segments, to offset increase costs of goods sold, and the impact of such price increases on future net sales; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and the ability of our management team to work together successfully; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Financial Profiles, Inc.

Calavo Growers, Inc.

Larry Clark, Managing DirectorJulie Kegley, Senior Vice President

310-622-8223310-622-8246

calavo@finprofiles.com

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31,	October 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$7,826	$1,885
Restricted cash	970	970
Accounts receivable, net of allowances of $5,012 (2022) and $4,816 (2021)	89,467	78,866
Inventories	52,402	40,757
Prepaid expenses and other current assets	10,905	11,946
Advances to suppliers	9,951	6,693
Income taxes receivable	8,016	11,524
Total current assets	179,537	152,641
Property, plant, and equipment, net	116,034	118,280
Operating lease right-of-use assets	58,568	59,842
Investment in Limoneira Company	24,925	27,055
Investments in unconsolidated entities	3,810	4,346
Deferred income taxes	5,316	5,316
Goodwill	28,653	28,653
Intangibles, net	8,381	8,769
Other assets	43,408	40,500
	$468,632	$445,402
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$37,798	$23,033
Trade accounts payable	11,848	9,794
Accrued expenses	47,761	42,063
Dividend payable	—	20,330
Other current liabilities	11,000	11,000
Current portion of operating leases	6,876	6,817
Current portion of long-term obligations and finance leases	1,593	1,587
Total current liabilities	116,876	114,624
Long-term liabilities:
Borrowings pursuant to credit facilities, long-term	64,000	37,700
Long-term operating leases, less current portion	56,277	57,561
Long-term obligations and finance leases, less current portion	5,171	5,553
Other long-term liabilities	3,026	3,081
Total long-term liabilities	128,474	103,895
Commitments and contingencies
Shareholders’ equity:
Common stock ($0.001 par value, 100,000 shares authorized; 17,716 (2022) and 17,686 (2021) shares issued and outstanding)	18	18
Additional paid-in capital	168,692	168,133
Noncontrolling interest	1,251	1,368
Retained earnings	53,321	57,364
Total shareholders’ equity	223,282	226,883
	$468,632	$445,402

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended
	January 31,
	2022	2021

Net sales	$274,092	$220,578
Cost of sales	260,864	202,739
Gross profit	13,228	17,839
Selling, general and administrative	15,337	14,174
Expenses related to Mexican tax matters	367	—
Impairment and charges related to RFG Florida facility closure	565	—
Gain on sale of Temecula packinghouse	(54)	(54)
Operating income (loss)	(2,987)	3,719
Interest expense	(327)	(174)
Other income, net	659	201
Unrealized net gain (loss) on Limoneira shares	(2,130)	3,589
Income (loss) before income taxes and loss from unconsolidated entities	(4,785)	7,335
Income tax (provision) benefit	1,160	(1,943)
Net loss from unconsolidated entities	(535)	(155)
Net income (loss)	(4,160)	5,237
Add: Net loss attributable to noncontrolling interest	117	40
Net income (loss) attributable to Calavo Growers, Inc.	$(4,043)	$5,277

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.23)	$0.30
Diluted	$(0.23)	$0.30

Number of shares used in per share computation:
Basic	17,653	17,599
Diluted	17,653	17,669

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh		Calavo	Interco.
	products	RFG	Foods	Elimins.	Total

	(All amounts are presented in thousands)
Three months ended January 31, 2022
Net sales	$162,585	$95,764	$17,128	$(1,385)	$274,092
Cost of sales	150,919	96,416	14,914	(1,385)	260,864
Gross profit (loss)	$11,666	$(652)	$2,214	$—	$13,228

Three months ended January 31, 2021
Net sales	$115,459	$90,306	$16,458	$(1,645)	$220,578
Cost of sales	102,314	90,329	11,741	(1,645)	202,739
Gross profit (loss)	$13,145	$(23)	$4,717	$—	$17,839

For the three months ended January 31, 2022 and 2021, intercompany sales and cost of sales of $0.6 million and $0.5 million between Fresh products and RFG were eliminated. For the three months ended January 31, 2022 and 2021, intercompany sales and cost of sales of $0.8 million and $1.1 million between Calavo Foods and RFG were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended January 31,
	2022	2021
Net income (loss) attributable to Calavo Growers, Inc.	$(4,043)	$5,277
Non-GAAP adjustments:
Non-cash losses recognized from unconsolidated entities (a)	535	155
Loss (Recovery) from FreshRealm and other related expenses (b)	—	(39)
Acquisition costs (c)	—	262
Net (gain) loss on Limoneira shares (d)	2,130	(3,589)
RFG rent expense add back (e)	108	108
Restructure costs - consulting, management recruiting and severance (f)	1,118	—
Mexican tax matters (g)	367	—
Impairment and charges related to closure of RFG Florida facility (h)	654	—
Tax impact of adjustments (i)	(1,238)	840
Adjusted net income attributed to Calavo Growers, Inc.	$(369)	$3,014

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$(0.23)	$0.30
Adjusted Diluted EPS	$(0.02)	$0.17

Number of shares used in per share computation:
Diluted	17,653	17,669

(a)	For the three months ended January 31, 2022 and 2021, we realized losses from Agricola Don Memo totaling $0.5 million and $0.2 million.
(b)	As part of the FreshRealm Separation Agreement, we received $0.1 million of previously reserved receivables for the three months ended January 31, 2021. Partially offsetting this benefit, we had professional fees related to the FreshRealm Separation Agreement.
(c)	In the first quarter of 2021, we incurred professional service costs related to a considered but non-consummated acquisition.
(d)	For the three months ended January 31, 2022 and 2021, we recorded $2.1 million in unrealized losses and $3.6 million in unrealized gains related to these mark-to-market adjustments, respectively.
(e)	For the three months ended January 31, 2022 and 2021, we incurred $0.1 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease.
(f)	For the three months ended January 31, 2022, we recorded $1.1 million of consulting expenses related to an enterprise-wide strategic business operations study conducted by a third-party management consulting organization for the purpose of restructuring to improve the profitability of the organization and efficiency of its operations.
(g)	For the three months ended January 31, 2022, we incurred $0.4 million of related professional fees have also been recorded as Expenses related to the Mexican tax matters.
(h)	On October 18, 2021, we announced the closure of RFG’s food processing operations at our Green Cove Springs (near Jacksonville), Florida facility, as part of our Project Uno profit improvement program. As of November 15, the Green Cove facility of RFG has ceased operations. We incurred $0.7 million of expenses in the first quarter of fiscal 2022, related to the closure of this facility.
(i)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended January 31,
	2022	2021
Net income (loss) attributable to Calavo Growers, Inc.	$(4,043)	$5,277
Interest Income	(133)	(72)
Interest Expense	327	174
Provision (benefit) for Income Taxes	(1,160)	1,943
Depreciation & Amortization	4,312	4,294
Stock-Based Compensation	556	907
EBITDA	$(141)	$12,523

Adjustments:
Non-cash losses recognized from unconsolidated entities (a)	535	155
Net (gain) loss on Limoneira shares (d)	2,130	(3,589)
Loss (Recovery) from FreshRealm and other related expenses (b)	—	(39)
RFG rent expense add back (e)	108	108
Acquisition costs (c)	—	262
Restructure costs - consulting and management recruiting and severance (f)	1,118	—
Expenses related to Mexican tax matters (g)	367	—
Impairment and charges related to closure of RFG Florida facility (h)	618	—
Adjusted EBITDA	$4,735	$9,420
Adjusted EBITDA per dilutive share	$0.27	$0.53

Calavo Growers, Inc.

CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended
	January 31,
	2022	2021

Pounds of avocados sold	86,127	97,388
Pounds of processed avocado products sold	5,826	5,448
Average sales price per pound - avocados	1.74	1.06
Gross profit per pound - avocados	0.12	0.12
Average sales price per pound – processed avocado products	2.87	2.89
Gross profit per pound – processed avocado products	0.43	0.86